Exhibit 10.55

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of March 11, 2011 consisted of: (i) Patricia Gallup, Chairman and Chief Executive Officer; (ii) Timothy McGrath, President and Chief Operating Officer; (iii) Jack Ferguson, Executive Vice President, Treasurer, and Chief Financial Officer; and (iv) John Polizzi, Senior Vice President and Chief Information Officer.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. It also reviews and approves the compensation of the Company’s other executive officers, based on recommendations from the Chief Executive Officer. In determining executive compensation, the Compensation Committee considers a number of different factors, including the mix of salary, bonus, and incentive compensation levels. In addition, a subcommittee of the Compensation Committee is responsible for the determination and approval of corporate goals and targets under the Company’s Executive Bonus Plan as well as administration of the Company’s cash and equity incentive plans. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

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salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

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bonus—bonuses are paid out under the Company’s Executive Bonus Plan and are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary; and

•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2010 annual salaries and bonuses of the Company’s executive officers.

	Salary	Bonus (1)
Patricia Gallup Chairman and Chief Executive Officer	$750,000	$1,000,000
Timothy McGrath (2) President and Chief Operating Officer	532,692	825,000
Jack Ferguson Executive Vice President, Treasurer, and Chief Financial Officer	340,000	510,000
John Polizzi(3) Senior Vice President and Chief Information Officer	271,154	207,700

(1)	The Compensation Subcommittee approved such bonuses under the Company’s Executive Bonus Plan pursuant to achievement of company-wide net income and expense leverage goals.

(2)	Mr. McGrath was promoted to President on May 1, 2010 and in connection with his promotion his salary increased from $500,000 to $550,000. The salary presented above includes the pro-rated increase awarded with his promotion.

(3)	Effective February 1, 2010, the Company appointed Mr. Polizzi as Senior Vice President and Chief Information Officer. The salary and bonus presented above reflects amounts earned during his partial year of service in 2010.

The Company granted awards in 2010 to the Company’s executive officers, as shown below:

	# of RSA Shares	Per Share Fair Market Value
Restricted Stock Awards
Timothy McGrath	50,000	$4.87
President and Chief Operating Officer

	# of Stock Options	Per Share Fair Market Value	Exercise Price
Stock Options
Timothy McGrath	75,000	$3.76	$6.77
President and Chief Operating Officer

John Polizzi	25,000	$3.52	$6.35
Senior Vice President and Chief Information Officer

The restricted stock award granted in 2010 contains post-vesting selling restrictions, as follows: Mr. McGrath may sell 10% of the awarded shares per year, with such selling restriction lapsing at age 65.